Exhibit 4.28

Supplement Agreement

To

Shengjing System Sales Agency Agreement for Promotion

and Marketing of the

Shanda Games Pre-paid Cards

This Supplement Agreement to Shengjing System Sales Agency Agreement for Promotion and Marketing of the Shanda Games Pre-paid Cards (this “Agreement”) is entered into on this 30th day of December, 2011 in Pudong New Area, Shanghai by and between:

Tianjin Shengjing Trade Co., Ltd., located at Room 201-11, Area B1, the Second Floor of Dongman Building, No.126 of Dongman Zhong Road, Eco-City of Tianjin, hereinafter referred to as “Party A”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Shanghai Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Nanjing Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Chengdu Youji Technology Co., Ltd., located at Room 408, Building 6, Tian Fu Da Dao North, High-Technology Industry Park, Chengdu;

Tianjin Youji Technology Co., Ltd., located at No.108, No. 7 of Hanbei Road, Eco-City of Tianjin; hereinafter collectively referred to as “Party B”.

Party A and Party B may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.

WHEREAS, the Parties entered into a Shengjing System Sales Agency Agreement on May 1, 2011 (the “Original Agreement”)

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Original Agreement as follows:

1. Section 7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall commence from the effective date to June 30, 2023. This Agreement will be automatically extended for one year if neither party gives written objection one month prior to the expiration date of this Agreement.”

2. Except as amended by this Agreement, all of the terms and conditions of the Original Agreement shall remain in full force and effect.

3. This Agreement shall become effective upon execution by the Parties.

4. The Parties shall negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. The Parties agree that any dispute that cannot be resolved by the Parties shall be submitted to the court of the area where this Agreement was executed.

5. This Agreement and its appendixes are made in four (4) copies, two (2) of which will be held by Party A, and two (2) of which will be held by Party B. Each copy shall have the same force and effect with the other copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly caused their authorized representatives to execute this Agreement on the date first written above.

Party A:

Tianjin Shengjing Trade Co., Ltd.

Signature of the Representative: [signature]

Party B:

Shanghai Shulong Technology Development Co., Ltd.

Signature of the Representative: [signature]

Shanghai Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Nanjing Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Chengdu Youji Technology Co., Ltd.

Signature of the Representative: [signature]

Tianjin Youji Technology Co., Ltd.

Signature of the Representative: [signature]